Exhibit 99.1

Krispy Kreme Contact:
Brian K. Little
336-726-8825
blittle@KrispyKreme.com

FOR IMMEDIATE RELEASE

SEC Approves Agreement with Krispy Kreme to Resolve Investigation

Winston-Salem, NC – March 4, 2009 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that the U.S. Securities and Exchange Commission (“Commission”) has approved an agreement to resolve the Commission’s investigation of the Company that began in 2004.

Under the terms of the agreement, the Company consented to a Commission Order Instituting Cease and Desist Proceedings, Making Findings, and Imposing a Cease and Desist Order Pursuant to Section 21C of the Securities Exchange Act of 1934 (“Order”).  In particular, the Company consented to a cease and desist order against future violations of provisions of the Exchange Act and related rules concerning filing of accurate annual, quarterly and current reports with the Commission, the maintenance of accurate books, records, and accounts in reasonable detail, and the maintenance of a sufficient system of internal accounting controls.  The Company did not admit or deny any findings in the Order and the Order does not include any monetary payments or other sanctions.

“We are pleased that the SEC investigation has concluded on satisfactory terms, with no monetary penalty against the Company,” said Darryl R. Marsch, Senior Vice President and General Counsel for Krispy Kreme.  “Today, we can finally close the book on this investigation into the events that occurred under former Krispy Kreme management.”

About Krispy Kreme
Krispy Kreme is an international retailer of premium-quality sweet treats, including its signature hot Original Glazed® doughnut.  Headquartered in Winston-Salem, NC, the company has offered the highest-quality doughnuts and great-tasting coffee since it was founded in 1937.  Krispy Kreme is proud of its Fundraising program, which for decades has helped non-profit organizations raise millions of dollars in needed funds. Today, Krispy Kreme and its one-of-a-kind Hot Light can be found in approximately 520 locations around the world. Visit us at www.KrispyKreme.com.

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